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   EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

   EDISON BROTHERS STORES, INC.
     AND SUBSIDIARIES

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                                        13 Weeks Ended         39 Weeks Ended
                                                 Oct. 29,              Oct. 29,
                                    Oct. 28,       1994     Oct. 28,     1994
                                      1995      (restated)   1995    (restated)
                                         (In thousands, except per share data)
   Income (Loss) from continuing
    operations                       $(83,240)  $   564     $(115,378)  $ 3,250
   Preferred stock dividends                0        (1)           (2)      (9)
   Net Income (Loss) applicable to
    common stock                     $(83,240)  $   563     $(115,380)  $ 3,241


   SIMPLE AND PRIMARY
     Weighted average shares
      outstanding                      22,087    22,021        22,063    22,002

     Net effect of dilutive stock
      options - based on the
      treasury method                       0       (56)            0        35
      TOTAL                            22,087    21,965        22,063    22,037

     Per common share amounts:
      Simple
     Net Income (Loss) applicable
      to common stock                $ (3.77)   $   .03      $ (5.23)   $   .15

     Per common share amounts:
      Primary
     Net Income (Loss) applicable
      to common stock                $ (3.77)   $   .03      $ (5.23)   $   .15

   FULLY DILUTED
     Weighted average shares
      outstanding                      22,087    22,021        22,063    22,002

     Net effect of dilutive stock
      options - based on the
      treasury method                               (56)           14        41
       TOTAL                           22,087    21,965        22,077    22,043

     Per common share amounts:
      Fully diluted
     Net Income (Loss) applicable
      to common stock                $ (3.77)   $   .03      $ (5.23)   $   .15


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